UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): February 4, 2008 (January 31, 2008)
MEADOWBROOK INSURANCE GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Michigan	38-2626206
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation)
1-14094
(Commission File Number)

26255 American Drive
Southfield, Michigan	48034
(Address of Principal	(Zip Code)
Executive Offices)
(248) 358-1100
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
On April 16, 2007, Meadowbrook, Inc. and Meadowbrook Insurance Group, Inc., (collectively, the “Company”) entered into an Asset Purchase Agreement (“the Agreement”) with US Specialty Underwriters, Inc. (the “Seller”), an Arizona corporation, Evergreen/UNI RW Acquisition Corp., an Ohio corporation, Daniel J. Clark, Joseph E. LoConti, and other shareholders of the companies being acquired. In accordance with this Agreement, the Company paid an initial purchase price of $23.0 million, of which $13.0 million was paid in cash and the remaining $10.0 million was paid in the form of the Company’s common stock.
In addition, on April 16, 2007, Meadowbrook, Inc., a subsidiary of Meadowbrook Insurance Group, Inc., entered into a Management Agreement with US Specialty Underwriters, Inc. and Evergreen/UNI RW Acquisition Corp. (collectively, the “Manager”). Under the terms and conditions of the Management Agreement, the Manager would manage and operate, as described within the Management Agreement, the acquired business. Pursuant to the Management Agreement, the Manager’s consideration for the performance of its duties would be in the form of a Management Fee payable by the Company to the Manager based on a share of net income before interest, taxes, depreciation, and amortization. The Company retained the option to terminate the Management Agreement, at its discretion, based on a multiple of the Management Fee calculated for the trailing twelve months and subject to the terms and conditions of the agreement.
Effective January 31, 2008, pursuant to the terms and conditions of the Agreement, the Company exercised its option to terminate the Management Agreement for a termination payment of $21.5 million.
Prior to the commencement of the Agreement and the Management Agreement, there were no material relationships between the parties and the Company.
A copy of the press release announcing the Company’s termination of the Management Agreement is furnished herewith as Exhibit 99.1.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
a.	None.

b.	None.

c.	None.

d.	Exhibits
99.1	Press Release, dated February 4, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2008	MEADOWBROOK INSURANCE GROUP, INC. (Registrant)
	By:	/s/ Karen M. Spaun
Karen M. Spaun, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release, dated February 4, 2008.